SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12 (b) or (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                               EQUITEX 2000, INC.
             (Exact Name of Registrant as Specified in Its Charter)

               DELAWARE                                     91-2136113
     (State or Other Jurisdiction                       (I.R.S. Employer
  of Incorporation or Organization)                    Identification No.)


                         2401 PGA BOULEVARD, SUITE 190
                          Palm Beach Gardens, Florida
                    (Address of Principle Executive Offices)
                                     33410
                                   (Zip Code)

       Registrant's Telephone Number, Including Area Code: (561) 624-0885

          Securities to be registered under Section 12 (b) of the Act:
                                     NONE.

          Securities to be registered under Section 12 (g) of the Act:
                          COMMON STOCK, $.01 par value

            STATEMENT RELATING TO THE SPIN-OFF OF EQUITEX 2000, INC.
                      THROUGH A COMMON STOCK DISTRIBUTION

     Equitex 2000, Inc. ("E2000") was recently formed solely for the purpose of effecting the distribution by Equitex, Inc. ("Equitex") of all of its assets and liabilities to E2000 and the spin-off of E2000 common stock to the stockholders of Equitex. E2000 does not have an operating history as an independent company. E2000's proposed business has historically been conducted by Equitex as part of Equitex's overall operations. Therefore, the content of this registration statement is essentially a discussion of Equitex and much of the required information is incorporated by reference to prior Securities and Exchange Commission filings of Equitex.

                                     PART I
ITEM 1.  DESCRIPTION OF BUSINESS

     E2000 was organized under the laws of the State of Delaware in 2001. E2000 is currently a wholly-owned subsidiary of Equitex. On June 22, 2001 the Equitex stockholders approved the distribution of all of the assets and liabilities of Equitex to E2000 and the spin-off of E2000 to the stockholders of Equitex, which shall be referred to as the "spin-off". The Equitex board of directors will authorize the various components of the distribution and declare a special dividend payable in E2000 common stock to Equitex shareholders of record July 20, 2001. Equitex anticipates completing the distribution of the E2000 common stock on August 3, 2001.

     Prior to the spin-off, Equitex will contribute the following to E2000:

     o all of Equitex's cash, or such lesser amount as its board of directors may determine in its sole discretion;

     o all securities and investments owned by Equitex in its investee companies;

     o all shares of Meridian Services, Inc. (formerly Meridian Residential Group), Equitex's wholly-owned mortgage banking subsidiary;

     o any residual rights related to the First Bankers Mortgage Services Inc. investment;

     o all shares of nMortgage, Inc., Equitex's Internet based mortgage banking subsidiary;

     o all receivables of any nature, including accounts and notes receivable;

     o    all furniture, fixtures and equipment; and

     o any other assets that are related in any manner to the mortgage banking and other business of Equitex.

     In addition, E2000 will assume all liabilities and will indemnify Equitex and assume the prosecution or defense in the following lawsuits: WILLIAM G. HAYES, JR. LIQUIDATING AGENT FOR RDM SPORTS GROUP, INC. AND RELATED DEBTORS V. EQUITEX, INC., SMITH GAMBRELL, RUSSELL, L.L.P., DAVID J. HARRIS, P.C., AND DAVID
J. HARRIS, P.C., AND DAVID J. HARRIS, INDIVIDUALLY, Adversary Proceeding No., 00-1065 (U.S. Bankruptcy Court for the Northern District of Georgia, Newnan Division); and EQUITEX, INC. AND HENRY FONG V. BERTRAND T. UNGAR, Case No. 98-CV-2437 (Dist. Ct. Arapahoe County, Colorado).

     While the spin-off of shares of E2000 will be a taxable distribution to Equitex's stockholders, because Equitex has no current and post-1913 accumulated earnings and profits, the distribution will be applied against, and reduce the adjusted basis of Equitex's common stock owned by each stockholder as a return of capital. If the value of the distribution is greater than the adjusted basis of each stockholder's Equitex stock, the excess is treated as a capital gain. The value of the distribution will be equal to the fair market value of the assets distributed by Equitex to E2000.

     Equitex will distribute, in the form of a special dividend, all of the outstanding shares of common stock of E2000, on a pro rata basis, to Equitex's holders of common stock on July 20, 2001. In the special dividend, each shareholder will retain its shares of Equitex common stock and for each share of Equitex common stock held by it on July 20, 2001 will be entitled to receive one share of E2000 common stock.

     E2000 has agreed to issue additional shares of common stock to the Meridian Residential Group, Inc. stockholders having a market value, at the time of issuance, equal to 20% of the annual increase in pre-tax net

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earnings compared to the immediately preceding year of the Meridian Residential
Group, Inc. business for each of the five years subsequent to closing, commencing with the year ending December 31, 2000. The aggregate market value of the additional shares of E2000 common stock cannot exceed (i) $3,440,000 and
(ii) without shareholder approval, 19.9% of E2000's currently outstanding common stock. Since there was no increase in pre-tax earnings in 2000 as compared to 1999, there were no shares of our common stock issued or owed to Meridian Residential Group shareholders for the year ended December 31, 2000.

     Equitex's board of directors has retained discretion, even if all conditions to the distribution of its assets and liabilities and spin-off of E2000 common stock are satisfied, to abandon, defer or modify the distribution of its assets and liabilities and/or spin-off of shares of E2000.

EQUITEX
-------

     Equitex was organized under the laws of the State of Delaware in 1983 and elected to become a business development company ("BDC") and be subject to the applicable provisions of the Investment Company Act of 1984. As a result of Equitex's decertification as a BDC on January 4, 1999, Equitex is now a holding company operating through its wholly owned subsidiaries, FTC and Meridian Services, Inc., and its majority owned subsidiaries nMortgage and Triumph. In addition, Equitex includes in its consolidated financial statements, on an equity basis, its ownership interest in VP Sports.

     During each of the past four years, on a stand-alone basis, Equitex has relied mainly on sales of investment securities for its revenues. As a result of Equitex's change from an investment company to an operating company and the cessation of its investment activities, Equitex will only be able to rely on sales of investments for its revenues until such time as its investment portfolio has been liquidated. During 1999 and 2000, Equitex sold a significant portion of its investment portfolio leaving only a small portion of its investment in IntraNet Solutions, Inc. remaining. Further sales of IntraNet Solutions common stock were made during the first quarter of 2001. As of the filing of Equitex's annual report on April 5, 2001, Equitex holds approximately 2,000 shares of IntraNet Solutions common stock. The amount and timing of past and future sales is primarily dependent upon the securities markets and the liquidity of each investment.

     As an operating company, the nature of Equitex's business has changed from investing in a portfolio of securities to achieve gains on appreciation and dividend income, to being actively engaged in the management of businesses for the generation of income from those operations. Thus, withdrawal of Equitex's election as a BDC has resulted in a significant change in Equitex's method of accounting from the value method of accounting required of investment companies to either fair value or historical cost accounting, depending on the classification of the investment and Equitex's intent with respect to the period it intends to hold the investment.

     In fiscal years prior to 1999 as a BDC, Equitex concentrated its efforts in acquiring interests in more mature investee companies, in some cases, through asset-based financing transactions. In that regard, Equitex devoted more of its time to providing managerial assistance to fewer companies, most of which time was devoted to investees RDM Sports Group, Inc., VP Sports, Inc. and IntraNet Solutions, Inc., which constituted a significant portion of Equitex's investment portfolio. The President of Equitex was President and a director of RDM Sports Group from 1987 to June 1997 and was director of IntraNet Solutions and its predecessor from February 1991 to October 1997.

     During the year ended December 31, 2000, Equitex was not involved in any bankruptcy, receivership or similar proceedings. Other than explained above, Equitex and E2000 have not undergone material reclassification, merger or consolidation; have not acquired or disposed of any material amount of assets other than in the ordinary course of business; and have not experienced any material change in their mode of conducting business.

VP SPORTS
---------

     During the fourth quarter of 1997, Equitex received 2,000,000 shares of common stock of VP Sports, Inc. ("VP Sports") in payment for the transfer of a letter of intent for the acquisition of an unrelated company involved in

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

the sporting goods business as well as merger and acquisition advisory services rendered to VP Sports. The total value for the transfer and services was $250,000 which represents Equitex's cost basis for the shares.

     On July 27, 1999 VP Sports completed an acquisition pursuant to which Victoria Precision, Inc. ("Victoria"), a corporation incorporated under the laws of the Province of Quebec, Canada, merged with and into a wholly owned subsidiary of VP Sports. Victoria is a Canadian manufacturer and distributor of a broad range of bicycles and tricycles. VP Sports acquired all of the capital stock of Victoria resulting in ownership of all of its assets, liabilities and business operations. The transaction included future rights to a four-year international consulting and non-compete agreement executed with an entity affiliated with Victoria's former principal stockholder.

     In June 1999, VP Sports commenced a private placement through which it offered up to 40 units with each unit consisting of 100 shares of $1,000 per share 8% preferred stock, 12,500 shares of common stock at $2.00 per share, and 287,500 warrants to purchase 287,500 shares of common stock at $.10 per share. Given the increase in shares outstanding following the VP Sports private placement, Equitex's ownership percentage in VP Sports has been substantially reduced resulting in Equitex owning approximately 13.6% of VP Sports' outstanding common stock at December 31, 2000. For the first two quarters of 1999, Equitex consolidated the operations of VP Sports with that of Equitex and its subsidiaries. Due to the changes in ownership percentage, Equitex is utilizing the equity method of accounting for its ownership in VP Sports beginning in the year ended December 31, 1999. VP Sports will be distributed to E2000.

FIRST TELESERVICES CORP.
------------------------

     On August 13, 1998, Equitex acquired all of the outstanding stock of First TeleServices Corp. ("FTC") in exchange for 625,000 shares of Equitex's common stock. As a result of the transaction, FTC became a wholly owned subsidiary of Equitex. As a marketing arm for financial institutions, FTC's business plan calls for it to perform as a consumer finance company, offering financial products and services to the sub-prime market. FTC continues to be a development stage company which has generated no significant revenues. FTC will be distributed to E2000.

MERIDIAN SERVICES & NMORTGAGE
-----------------------------

     On September 27, 2000 Equitex acquired by merger all of the issued and outstanding common stock of the Meridian Residential Group, Inc. ("Meridian Residential") through a newly-formed wholly-owned subsidiary, GR.com, Inc., in exchange for 425,000 shares of Equitex's Series F Convertible Preferred Stock. Subsequent to the merger, GR.com changed its name to Meridian Services, Inc. The transaction was accounted for as a purchase. The total purchase price was allocated to the assets and liabilities acquired based on their estimated fair values, including goodwill of approximately $2,648,000, which is being amortized by the use of the straight-line method over fifteen years. In addition, in connection with the distribution and spin-off of E2000, E2000 has agreed to issue additional shares of common stock to the Meridian Residential stockholders having a market value, at the time of issuance, equal to 20% of the annual increase in pre-tax net earnings compared to the immediately preceding year of the Meridian Residential business for each of the five years subsequent to closing, commencing with the year ending December 31, 2000. The aggregate market value of the additional shares of E2000's common stock cannot exceed (i) $3,440,000 and (ii) without shareholder approval, 19.9% of E2000's currently outstanding common stock. In connection with the Meridian Residential acquisition, nMortgage acquired from Meridian Capital Group, LLC, the proprietary business model, website, trademarks, corporate names and all related intellectual property rights related to the Meridian Residential GreatRate.com business, including the names GreatRate.com and GreatRateMortgage.com for a cash purchase price of $850,000. The Meridian Residential stockholders have the right at any time and from time to time prior to March 7, 2004, to exchange up to 50% of the shares of Equitex common stock received upon conversion of the Series F Preferred Stock or in connection with the merger for shares of nMortgage common stock a subsidiary of E2000 after the distribution. Each share of Equitex common stock will be exchanged for shares of nMortgage common stock in accordance with the ratio determined by dividing (i) the greater of the then market price of the Equitex common stock or $8.00 by (i) the lesser of the market price of the nMortgage common stock or $1.00.

     Meridian Services competes with mortgage brokers, bankers and financial institutions both large and small from locally owned mortgage businesses to multi-national financial institutions. These competitors include nationally recognized financial institutions with billions in assets and considerable marketing budgets. With the increase in Internet-based mortgage originations, many of the larger well-known mortgage companies have created web sites to attract customers. nMortgage is a business to consumer retail Internet mortgage banking company which is developing its business to business mortgage services technology and provides consulting services to the mortgage industry. nMortgage utilizes the services of Meridian Services' virtual back office. nMortgage and Meridian Services intend to market their products to those consumers who would rather do business with smaller locally based financial institutions and mortgage professionals who know the local market and seek to provide more personal service.

TRIUMPH SPORTS
--------------

     During 1998, Equitex received 1,500,000 shares of the common stock of Triumph Sports, Inc. ("Triumph") in payment of merger and acquisition advisory services totaling $375,000. During 1997, Triumph was unsuccessful in its attempt to acquire a golf accessory manufacturer. During 1998, Triumph acquired five health food, nutritional and supplement related retail outlets in the South Florida area. Triumph operates two of its retail outlets as an authorized franchisee of General Nutrition Centers ("GNC"). In late 1999, Triumph received notice from GNC that it was operating in contravention of clauses in its franchise agreement related to owning and operating non-GNC franchised stores.

     As a result, in December 1999, Equitex sold one of its non-GNC franchised operations to a third party for the value of the store's inventory plus a $200,000 five year promissory note. During 2000, Triumph closed another of its non-GNC franchised operations when its lease expired. In March 2001, the company negotiated the early termination of its lease and closed its final independent operation located in a Bally's fitness center. The remaining two stores are registered franchisees of General Nutrition Centers ("GNC"). The Triumph GNC franchise agreements run for a period of ten years expiring in 2008 and include renewals for two consecutive five-year terms contingent upon GNC conditions and approval.

FINANCIAL INFORMATION ABOUT SEGMENTS
------------------------------------

     Incorporated by reference from page F-43, Note 19 of Equitex's Report on Form 10K/A for the fiscal year ended December 31, 2000 (Commission File No. 0-12374), the information relating to operating segments in Equitex's consolidated financial statements.

EMPLOYEES
---------

     E2000 will employ five full-time employees. In addition, FTC employs one full-time employee and Triumph Sports employs 3 full-time employees and 1 part-time employee. nMortgage has two full-time employees while Meridian Services has 10 salaried and approximately 30 commissioned employees.

FINANCIAL INFORMATION ABOUT GEOGRAPHIC AREAS.
---------------------------------------------

     Not applicable.

ITEM 2.  FINANCIAL INFORMATION.

     (a) Incorporated by reference from pages 1 through 10 of Equitex's Report on Form 10K/A for the fiscal year ended December 31, 2000 (Commission File No. 0-12374), the Selected Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations.

     (b) Incorporated by reference from pages 17 through 23 of Equitex's Report on Form 10-Q for the quarter ended March 31, 2001 (Commission File No. 0-12374), the Management's Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures of Market Risk.

ITEM 3.  DESCRIPTION OF PROPERTY

     E2000 will be solely responsible for the lease at its principal executive office in Palm Beach Gardens, Florida, a space it shares with Equitex. It is an executive office consisting of approximately 980 square feet. The lease payment is currently $2,123 per month and increases by $82 per month in April of each year until the lease expires in February 2004. The subsidiaries of E2000, nMortgage and Triumph Sports, will also utilize this space.

     E2000 will be solely responsible for the lease at of its principal executive offices in Englewood, Colorado, a space it shares with Equitex, consisting of approximately 1,800 square feet, on a month-to-month basis for $2,500 per month, from a corporation in which E2000's president is the sole stockholder. E2000 believes these terms to be no less favorable than those which could be obtained from a non-affiliated party for similar facilities in the same area.

     Meridian Services leases a building with approximately 3,000 square feet of office space in Brooklyn, New York. The lease payment is currently $3,750 per month increasing to $4,000 per month in January 2002 and $4,250 per month in September 2003. This lease expires in August 2005.

     Triumph Sports currently leases retail space in three separate locations one of which expired during the first quarter of 2001 following payments of $2,082. Of the remaining two leases, one has annual rent payments of $18,363 in 2001 and $12,640 in 2002 and expires in August 2002, and the other has annual payments of $25,550 in 2001, $25,900 in 2002, $26,950 in 2003 and $14,000 in
2004 and expires in June 2004.

ITEM 4.  SECURITIY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     (a) (b) Security Ownership of Certain Beneficial Owners and Security Ownership of Management.

     As of the date of this Form 10, E2000 is a wholly owned subsidiary of Equitex. Based upon information currently available to E2000, upon completion of the spin-off, the following table represents the estimated beneficial ownership of shares of E2000's common stock by each person who will be a beneficial owner of five percent or more of the outstanding shares of the class, each person who is a director or executive officer of E2000 and all persons as a group who are executive officers and directors of E2000 and as to the percentage of outstanding shares so held by them at the date of distribution of shares of E2000.

Title of    Name and Address                Amount and Nature         Percent
Class       of beneficial owner             Beneficial Ownership    of Class (3)
---------   -----------------------------   ---------------------   -----------

Common      Henry Fong                          619,019 (2)              9%
Stock       7315 East Peakview Avenue
            Englewood, Colorado 80111

Common      Russell L. Casement                 121,000                  2%
Stock       1355 S. Colorado Blvd.
            Suite 320
            Denver, Colorado 80222

Common      Aaron A. Grunfeld                    32,700                  1%
Stock       10390 Santa Monica Blvd.
            Fourth Floor
            Los Angeles, California 90025

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

Common      Thomas B. Olson                      30,000                  1%
Stock       7315 East Peakview Ave.
            Englewood, CO 80111

All officers and directors                      802,719
as a group (four persons)
---------------
(1) The beneficial owners exercise sole voting and investment power.
(2) Includes 403,719 shares owned by a corporation in which Mr. Fong is an officer and director.
(3) Based on 7,198,982 shares, the estimated number of shares of common stock as of June 22, 2001 expected to be outstanding on the date of distribution.

ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

     The directors, executive officers, and control persons of E2000 are as follows:

                                                         Length of
Name                 Age    Offices Held                 Service
----                 ---    ------------                 ---------
Henry Fong           64     President, Treasurer and     Since inception
                            Director
Thomas B. Olson      35     Secretary                    Since inception
Aaron A. Grunfeld    53     Director                     Since inception
Russell L. Casement  56     Director                     Since inception

     HENRY FONG. Mr. Fong has been the President, Treasurer and a director of E2000 since its inception. Mr. Fong is currently the president, treasurer and director of Equitex. Since 1999 Mr. Fong has been a director of iGenisys, Inc., a business project management software company which is presently working to complete its initial public offering. Since December 2000 Mr. Fong has been a director of Popmail.com, Inc., a publicly traded Internet marketing company. From 1987 to June 1997, Mr. Fong was chairman of the board and chief executive officer of RDM Sports Group, Inc. (f/k/a Roadmaster Industries, Inc.) a publicly held investee of us and was its president and treasurer from 1987 to 1996. Subsequent to Mr. Fong's departure from RDM, it filed Chapter 11 bankruptcy petitions for RDM and all of its subsidiaries with the U.S. Bankruptcy Court for the Northern District of Georgia on August 29, 1997. From July 1996 to October 1997, Mr. Fong was a director of IntraNet Solutions, Inc., a publicly-held investee company which provides internet/intranet solutions to Fortune 1000 companies and was the chairman of the board and treasurer of its predecessor company, MacGregor Sports and Fitness, Inc. from February 1991 until the two companies merged in July 1996. From January 1993 to January 20, 1999, Mr. Fong was chairman of the board and Chief Executive Officer of California Pro Sports, Inc., a publicly traded manufacturer and distributor of in-line skates, hockey equipment and related accessories. From 1959 to 1982 Mr. Fong served in various accounting, finance and budgeting positions with the Department of the Air Force. During the period from 1972 to 1981 he was assigned to senior supervisory positions at the Department of the Air Force headquarters in the Pentagon. In 1978, he was selected to participate in the Federal Executive Development Program and in 1981, he was appointed to the Senior Executive Service. In 1970 and 1971, he attended the Woodrow Wilson School, Princeton University and was a Princeton Fellow in Public Affairs. Mr. Fong received the Air Force Meritorious Civilian Service Award in 1982. Mr. Fong has passed the uniform certified public accountant exam. In March 1994, Mr. Fong was one of twelve CEOs selected as Silver Award winners in FINANCIAL WORLD magazine's corporate American "Dream Team."

     THOMAS B. OLSON. Mr. Olson has been Secretary of E2000 since its inception. Mr. Olson is currently the Secretary of Equitex. From February 1990 to February 2000, Mr. Olson was a director, and from May 1994 to February 2000 secretary of Immune Response, Inc. a publicly held investee of Equitex which was recently merged with an unaffiliated third party company. Mr. Olson has attended Arizona State University and the University of Colorado at Denver.

     AARON A. GRUNFELD. Mr. Grunfeld has been a director of E2000 since its inception. Mr. Grunfeld is currently a director of Equitex. Mr. Grunfeld has been engaged in the practice of law for the past 28 years and has been of

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

counsel to the firm of Resch Polster Alpert & Berger, LLP, Los Angeles, California since November 1995. From April 1990 to November 1995, Mr. Grunfeld was a member of the firm of Spensley Horn Jubas & Lubitz, Los Angeles, California. Mr. Grunfeld received an A.B. in Political Science from UCLA in 1968 and a J.D. from Columbia University in 1971. He is a member of the California Bar Association.

     RUSSELL L. CASEMENT. Dr. Casement has been a director of E2000 since its inception. Mr. Casement is currently a director of Equitex. Since 1969, Dr. Casement has been the president of his own private dental practice, Russell Casement, D.D.S., P.C., in Denver, Colorado. Dr. Casement earned a Doctor of Dental Science degree from Northwestern University in 1967. Dr. Casement is a member of the American Dental Association, the Colorado Dental Association and the Metro Denver Dental Association.

(b) Significant Employees

     None.

(c) Family Relationships

     None.

(d)  Involvement in certain legal proceedings.

     None.

ITEM 6.  EXECUTIVE COMPENSATION.

     While E2000 will be conducting the same business as Equitex and is providing the information required by Item 6 for Equitex, E2000 has not determined its compensation levels at this time. The information provided for Equitex may not be indicative of the compensation policies of E2000.

(a) General.

     Incorporated by reference from pages 23 and 24 of Equitex's Report on Form 10-K for the fiscal year ended December 31, 2000 (Commission File No. 0-12374).

(b) Summary compensation table.

     Incorporated by reference from page 24 of Equitex's Report on Form 10-K for the fiscal year ended December 31, 2000 (Commission File No. 0-12374).

(c) Option/SAR grants table.

     Incorporated by reference from page 25 of Equitex's Report on Form 10-K for the fiscal year ended December 31, 2000 (Commission File No. 0-12374).

(d) Aggregated Option/SAR exercises and fiscal year-end Option/SAR value table.

     Incorporated by reference from page 25 of Equitex's Report on Form 10-K for the fiscal year ended December 31, 2000 (Commission File No. 0-12374).

(e) Long Term Incentive Plans - awards in last fiscal year.

     Not applicable.


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

(f) Defined benefit or actuarial plan disclosure.

     Not applicable.

(g) Compensation of directors.

     (1) Standard Arrangements.

     Incorporated by reference from page 25 of Equitex's Report on Form 10-K for the fiscal year ended December 31, 2000 (Commission File No. 0-12374).

     (2) Other Arrangements

     Incorporated by reference from page 26 of Equitex's Report on Form 10-K for the fiscal year ended December 31, 2000 (Commission File No. 0-12374).

(h) Employment contracts and termination of employment and change-in-control arrangements.

     On April 1, 1992, Equitex obtained a life insurance policy on Equitex's President, Henry Fong, which policy provides for a payment to Mr. Fong's beneficiary of $2,600,000 in the event of his death or a retirement benefit to Mr. Fong consisting of the cash value of the policy upon Mr. Fong's retirement from Equitex at or after age 65. This policy will be transferred to E2000 in the spin-off.

     Neither Equitex nor E2000 has another compensation plan or arrangement with respect to any executive officer which plan or arrangement results or will result from the resignation, retirement or any other termination of such individual's employment with Equitex or E2000. Neither Equitex nor E2000 has plans or arrangements with respect to any such persons, which will result from a change in control of Equitex or E2000 or a change in the individual's responsibilities following a change in control.

(i) Report on repricing of Options/SARs

     Not applicable.

(j) Additional information with respect to Compensation Committee Interlocks and Insider Participation in compensation decisions.

     While E2000 has not formed its Compensation Committee yet, it does not intend for any member of the Compensation Committee to be an officer or employee of E2000 or any of its subsidiaries during the year or for any executive officer of E2000 to serve on the board of directors of any other entity with either member of the Compensation Committee. Incorporated by reference from page 25 of Equitex's Report on Form 10-K for the fiscal year ended December 31, 2000 (Commission File No. 0-12374).

(k) Board compensation committee report on executive compensation.

     Because E2000 has only recently been formed and has paid no compensation, there is no Board compensation committee report. Incorporated by reference from pages 25 and 26 of Equitex's Report on Form 10-K for the fiscal year ended December 31, 2000 (Commission File No. 0-12374).

(l) Performance graph.

     Incorporated by reference from page 26 of Equitex's Report on Form 10-K for the fiscal year ended December 31, 2000 (Commission File No. 0-12374).

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

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

(a) Transactions with Management and Others.

     E2000 will lease approximately 1,800 square feet of office space in Greenwood Executive Park, 6400 South Quebec, Englewood, Colorado from a corporation in which its President is the sole shareholder, on terms comparable to the existing market for similar facilities. During 2000, the President of E2000, and a corporation in which he is the sole officer and director, loaned Equitex a total of $695,000 of which $150,000 was repaid prior to year end. An additional $223,500 was loaned during the six month period ended June 30, 2001 and a total of $153,463 was repaid during this period. The remaining principal balance of $621,037 is due on demand and bears interest at 10% per annum. The loan will be assumed by E2000.

     Equitex has placed members of its board of directors and its officers on the boards of directors of certain investee companies and other companies in which it has obtained an equity interest or to which it has made loans or guarantees. In most instances, the board representation was subsequent to these acquisitions, loans or guarantees. On December 29, 2000, Meridian Services, Inc. (formerly GR.com, Inc.) which will be a subsidiary of E2000, issued 35,325 shares of its Series A preferred stock to Gulfstream Financial Partners, LLC in exchange for 35,325 shares of Equitex's common stock which were valued at $170,000. Each share of Series A preferred stock has a value equal to the closing bid price of Equitex's common stock on December 29, 2000, which was $4.8125. Henry Fong, the President of E2000, is the sole member of Gulfstream Financial Partners, LLC.

(b) Certain business relationships.

     Not applicable.

(c) Indebtedness of management.

     In August 1999, Equitex loaned a director, Aaron Grunfeld, $180,000. The note bears interest at 9.75% annually, is collateralized by 32,700 shares of Equitex's common stock, and was originally due on November 18, 1999. The note has been extended to June 30, 2001. Mr. Grunfeld has consistently paid periodic interest payments which are currently paid to March 31, 2001. Following a payment in April 2000, the current principal balance is $100,000. This note will be distributed to E2000.

(d) Transactions with promoters.

     Not applicable.

ITEM 8.  LEGAL PROCEEDINGS.

     E2000 will assume all of Equitex's liabilities and will indemnify Equitex and assume its prosecution or defense in the following lawsuits: WILLIAM G. HAYES, JR. LIQUIDATING AGENT FOR RDM SPORTS GROUP, INC. AND RELATED DEBTORS V. EQUITEX, INC., SMITH GAMBRELL, RUSSELL, L.L.P., DAVID J. HARRIS, P.C., AND DAVID
J. HARRIS, P.C., AND DAVID J. HARRIS, INDIVIDUALLY, Adversary Proceeding No., 00-1065 (U.S. Bankruptcy Court for the Northern District of Georgia, Newnan Division); and EQUITEX, INC. AND HENRY FONG V. BERTRAND T. UNGAR, Case No. 98-CV-2437 (Dist. Ct. Arapahoe County, Colorado).

WILLIAM G. HAYES, JR. LIQUIDATING AGENT FOR RDM SPORTS GROUP, INC. AND RELATED DEBTORS V. EQUITEX, INC., SMITH GAMBRELL, RUSSELL, L.L.P., DAVID J. HARRIS, P.C., AND DAVID J. HARRIS, P.C., AND DAVID J. HARRIS, INDIVIDUALLY
------------------------------------------------------------------------------

     On August 18, 2000, William G. Hayes, Jr., liquidating agent for RDM Sports Group, Inc., and related debtors, filed an adversary proceeding against Equitex, Smith Gambrell and Russell, LLP, David J. Harris, P.C. and David J. Harris, in the United States Bankruptcy Court for the Northern District of Georgia, Newnan Division, Adversary Proceeding No. 00-1065. The liquidating agent alleges that Equitex breached its October 29, 1987 consulting agreement with RDM, breached fiduciary duties allegedly owed to RDM, and that Equitex is liable for civil conspiracy and acting in concert with directors of RDM. The liquidating agent is seeking unspecified compensatory and punitive damages, along with attorney's fees, costs and interest. On April 2, 2001, the court granted Equitex's motion to enforce the arbitration clause contained in the consulting agreement. Equitex intends to vigorously defend this matter. Because this matter is in the preliminary stages and no arbitration date has been set, it is too early to predict the outcome of this matter.

Equitex, Inc. and Henry Fong v. Bertrand T. Ungar
-------------------------------------------------

     Equitex is a plaintiff in this declaratory judgment action commenced in July 1998, asserting that Equitex has no obligation to Mr. Ungar for indemnification and defense claims which Ungar had previously asserted against Equitex. Ungar filed counterclaims which alleged that while acting as an attorney and business advisor for Equitex, he had incurred tort liabilities to third parties, and that Equitex, his client, owed him a fiduciary duty and other alleged duties, and therefore should indemnify and reimburse him for his losses and costs of defense in the action with third parties, an amount allegedly in excess of $1,000,000. In May 2001 the District Court for Arapahoe County entered summary judgement in favor of Equitex, and Henry Fong, declaring that Mr. Ungar was not entitled to any indemnity or reimbursement from Equitex, or Mr. Fong, and dismissing all of Mr. Ungar's counterclaims. Mr. Ungar has filed a notice of appeal from that decision.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS.

     Not applicable.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

     None.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     E2000 is registering its common stock, $.01 par value (the "Common Stock"). There are 50,000,000 shares of Common Stock authorized. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the Common Stock entitled to vote held by such stockholder. Dividends upon the Common Stock may be declared by the board of directors at any regular or special meeting, and may be paid in cash, in property or in shares of the Common Stock. Before payment of any dividend, there may be set aside out of any funds of E2000 available for dividends such sum or sums as the board of directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of E2000, or for any proper purpose, and the board of directors may modify or abolish any such reserve.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Generally, a director of E2000, a Delaware corporation, will not be found to have violated his fiduciary duties unless there is proof by clear and convincing evidence that the director has not acted in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of E2000, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. In general, a director is liable for monetary damages for any action or omission as a director only if it is proved by clear and convincing evidence that such act or omission was undertaken either with deliberate intent to cause injury to E2000 or with reckless disregard for the best interest of E2000.

     Under Delaware law, E2000 must indemnify its directors, as well as its officers, employees and agents, against expenses where any such person is successful on the merits or otherwise in defense of an action, suit or proceeding. E2000 may indemnify such persons in actions, suits and proceedings (including derivative suits) if the individual has acted in good faith and in a manner that he believes to be in or not opposed to the best interests of the E2000. In the case of a criminal proceeding, the individual must also have no reasonable cause to believe that his conduct was unlawful. Indemnification may be made only if ordered by a court or if authorized in a specific case upon a determination that the applicable standard of conduct has been met. Such a determination may be made by a majority of the disinterested directors, by independent legal counsel or by the stockholders. In order to obtain reimbursement for expenses in advance of the final disposition of any action, the individual must provide an undertaking to repay the amount if it is ultimately determined that he is not entitled to be indemnified.

         In general, Delaware law requires that all expenses, including attorney's fees, incurred by a director in defending any action, suit or proceeding be paid by E2000 as they are incurred in advance of final disposition if the director agrees to repay such amounts if it is later proved by clear and convincing evidence that his action or omission was undertaken with deliberate intent to cause injury to E2000 or with reckless disregard for the best interests of E2000 and if the director reasonably cooperated with E2000 concerning the action, suit or proceeding.

ITEM 13.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     E2000 is incorporating the following by reference:

     (a) Pages 1, 11, F-1 through F-44, and S-1 of Equitex's Form 10-K/A for the fiscal year ended December 31, 2000 (Commission File No. 0-12374); and

     (b) Pages 3 through 16 of Equitex's Form 10-Q for the quarter ended March 31, 2001 (Commission File No. 0-12374).

               EQUITEX 2000, INC. PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information sets forth summary condensed consolidated historical and pro forma financial data of Equitex 2000, Inc. ("Equitex 2000"). Equitex 2000 is a wholly-owned subsidiary of Equitex, Inc. ("Equitex"), a publicly-traded company. Equitex formed Equitex 2000, a Delaware corporation, solely for the purpose of effecting a distribution by Equitex of all of its assets and liabilities to Equitex 2000 and effecting a subsequent spin-off of Equitex 2000 common stock to the stockholders of Equitex. From the date of formation, Equitex 2000 has had no business operations and represents a shell company.

     The summary historical data has been derived from and should be read in conjunction with the audited consolidated financial statements of Equitex on pages F-1 through F-44 of Equitex's Annual Report on Form 10-K/A for the year ended December 31, 2000 (Commission File No. 0-12374), and its unaudited interim financial statements on pages 3 through 22 of Equitex's Quarterly Report on Form 10-Q for the period ended March 31, 2001 (Commission File No. 0-12374), both of which are incorporated herein by reference. You should read the following information in conjunction with the other financial information included and incorporated into this Form 10.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     On June 22, 2001, at a Special Meeting of the Stockholders, the Equitex stockholders approved thee proposals outlined in a Special Meeting Proxy Statement dated May 16, 2001. One of these proposals included the distribution by Equitex of all of its assets (which primarily consist of its investments in subsidiaries) to Equitex 2000, the assumption of all Equitex liabilities by Equitex 2000, and the distribution of Equitex 2000 common shares to the stockholders of Equitex in a spin-off transaction.

     The following unaudited pro forma condensed statements of operations for Equitex and Equitex 2000 for the three months ended March 31, 2001 and the year ended December 31, 2000, give effect to the transactions described above as if they had occurred effective January 1, 2001 and January 1, 2000, respectively. The following unaudited pro forma condensed balance sheet as of March 31, 2001, gives effect to the transactions as if they had occurred on March 31, 2001.

     These unaudited pro forma condensed financial statements do not purport to present results which would actually have been obtained if the transactions had been in effect during the periods covered or any future results which may in fact be realized. These unaudited pro forma condensed financial statements should be read in conjunction with the accompanying notes and the separate historical financial statements of Equitex referred to above.

                      EQUITEX 2000, INC. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                 MARCH 31, 2001

                                             Equitex, Inc.   Contribution of Equitex assets
                                                 and                     and
                                              subsidiaries         assumed liabilities
                                              ------------   ------------------------------
                                               Historical     Adjustments        Proforma
                                              ------------    -----------       -----------
                                                                (See A)           (See A)
ASSETS
Current Assets:
  Cash and cash equivalents                   $     81,908    $                 $    81,908
  Receivables                                    1,306,218                        1,306,218
  Inventories                                       55,082                           55,082
  Marketable securities                            215,313                          215,313
       Total current assets                   ------------    -----------       -----------
                                                 1,658,521              -         1,658,521
                                              ------------    -----------       -----------

Investments                                      1,143,871                        1,143,871
Receivables, net                                   451,065                          451,065
Furniture, fixtures and equipment, net             260,949                          260,949
Intangible and other assets, net                 5,179,502                        5,179,502
                                              ------------    -----------       -----------
                                                 7,035,387                        7,035,387
                                              ------------    -----------       -----------
         Total Assets                         $  8,693,908    $                  $8,693,908
                                              ============    ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable                              $    518,155    $                 $   518,155
Accrued expenses and other liabilities             988,572                          988,572
Notes payable                                    1,888,839                        1,888,839
                                              ------------    -----------       -----------
Total current liabilities                        3,395,566                        3,395,566
Notes payable                                      147,868                          147,868
                                              ------------    -----------       -----------
Total liabilities                                3,543,434                        3,543,434
                                              ------------    -----------       -----------
Minority interest                                  631,070                       631,070
                                              ------------    -----------       -----------
Series G, 6% redeemable convertible
   preferred stock
                                                 1,770,500     (1,770,500)(A)             -
                                              ------------    -----------       -----------
Stockholders' equity                             2,748,904      1,770,500 (A)     4,519,404
                                              ------------    -----------       -----------
Total liabilities and stockholders' equity    $  8,693,908    $                 $ 8,693,908
                                              ============    ===========       ===========

        See notes to unaudited pro forma condensed financial statements.

                      EQUITEX 2000, INC. AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 2001

                                           Equitex, Inc. and
                                              subsidiaries
                                              -------------                        Proforma
                                                Historical     Adjustments         combined
                                              -------------    -----------        -----------
Product sales
Loan production and processing                $      68,895    $                  $    68,895
Other                                               687,075                           687,075
Total income                                         14,621                            14,621
                                              -------------    -----------        -----------
                                                    770,591                           770,591
                                              -------------    -----------        -----------

Cost of product sales                                44,781                            44,781
Selling, general and administrative               2,800,318                         2,800,318
                                              -------------    -----------        -----------
                                                  2,845,099                         2,845,099
                                              -------------    -----------        -----------
                                                 (2,074,508)             -         (2,074,508)
                                              -------------    -----------        -----------

Investment loss, net                                (34,572)                          (34,572)
Equity in losses of affiliates                      (88,600)                          (88,600)
Interest income                                      22,762                            22,762
Interest expense                                    (39,770)                          (39,770)
Other expense                                          (753)                             (753)
                                              -------------    -----------        -----------
                                                   (140,933)                         (140,933)
                                              -------------    -----------        -----------
Loss before income taxes                         (2,215,441)                       (2,215,441)
Provision for income taxes                          (3,595)                            (3,595)
                                              -------------    -----------        -----------
Net loss                                         (2,219,036)             -         (2,219,036)
Accretion of redemption value on Series G
   preferred stock                                 (184,000)       184,000  (D)             -
Deemed preferred stock dividends
                                                    (68,300)        68,300  (D)             -
                                              -------------    -----------        -----------
Net loss applicable to common shareholders    $  (2,471,336)   $   252,300        $(2,219,036)
                                              =============    ===========        ===========
Basic and diluted net loss per common share   $       (0.35)                      $     (0.31)
                                              =============                       ===========
Weighted average number of common shares
  outstanding                                     7,071,618                         7,071,618
                                              =============                       ===========

        See notes to unaudited pro forma condensed financial statements.

                      EQUITEX 2000, INC. AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000

                                                               Meridian
                                                              Services for
                                             Equitex, Inc.     the period
                                                  and          January 1,
                                              subsidiaries      through      Adjustments
                                              ------------     September         and             Pro forma
                                               Historical       26, 2000     Eliminations        combined
                                              ------------    -----------    -----------       ------------
                                                                (SEE B)        (SEE C)
Product sales                                 $    376,394                                     $    376,394
Interest and dividend income                       269,276    $     3,653                           272,929
Loan production and processing                   1,173,148      1,791,016                         2,964,511
Secondary market, net                              871,134                                          871,134
Other                                              179,339                                          179,339
                                              ------------    -----------    -----------       ------------
Total income                                     2,869,291      1,795,016                         4,664,307
Cost of sales                                      233,228                                          233,228
                                              ------------    -----------    -----------       ------------
Gross profit                                     2,636,063      1,795,016                         4,431,079
                                              ------------    -----------    -----------       ------------
Selling, general and administrative              8,594,478      1,779,196       $213,000         10,719,674
                                                                                 133,000
Loan production and processing                     739,735                                          739,735
Realized losses on investment sales                 87,087                                           87,087
Equity in losses of affiliates                     364,415                                          364,415
Interest expense                                   736,749                                          736,749
Impairment losses                                  807,250                                          807,250
Loss on First Banker's Mortgage
 Services, Inc. recission                        3,979,000                                        3,979,000
Other                                             (186,707)                                        (186,707)
                                              ------------    -----------    -----------       ------------
Total operating expenses                        15,122,007      1,779,196        346,000         17,247,203
                                              ------------    -----------    -----------       ------------

Income (loss) before income taxes              (12,485,944)        15,820       (346,000)       (12,816,124)
Provision for income taxes                          13,457          8,917                            22,374
                                              ------------    -----------    -----------       ------------
Net income (loss)                              (12,499,401)         6,903       (346,000        (12,838,498)
Beneficial conversion features                    (700,000)                      700,000  (D)
Accretion of redemption value on
 Series G preferred stock                         (453,000)                      453,000  (D)
Deemed preferred stock dividend                    (97,000)                       97,000  (D)             -
                                              ------------    -----------    -----------       ------------
Net income (loss) applicable to
 common shareholders                          $(13,749,401)        $6,903    $   904,000       $(12,838,498)
                                              ============    ===========    ===========       ============

Basic and diluted net income (loss)
 per common share                             $      (1.93)                                    $      (1.81)
                                              ============                                     ============

Weighted average number of
 common shares outstanding                       7,106,749                                        7,106,749
                                              ============                                     ============

        See notes to unaudited pro forma condensed financial statements.

                      EQUITEX 2000, INC. AND SUBSIDIARIES
          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
              AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2001,
                      AND THE YEAR ENDED DECEMBER 31, 2000

1. Description of Equitex 2000, Inc. transactions:

Equitex 2000, Inc. ("Equitex 2000") is a wholly-owned subsidiary of Equitex, Inc. ("Equitex"), a publicly-traded company. Equitex formed Equitex 2000, a Delaware corporation, solely for the purpose of effecting a distribution by Equitex of all of its assets and liabilities to Equitex 2000 and effecting a subsequent spin-off of Equitex 2000 common stock to the stockholders of Equitex. From the date of formation, Equitex 2000 has had no business operations and represents a shell company.

On June 22, 2001, at a Special Meeting of the Stockholders, the Equitex stockholders approved thee proposals outlined in a Special Meeting Proxy Statement dated May 16, 2001, which included a proposal for Equitex to distribute all of its assets (which primarily consist of its investments in subsidiaries) to Equitex 2000. Equitex 2000 also is to assume all liabilities of Equitex. The outstanding common shares of Equitex 2000 are then to be distributed to the stockholders of Equitex based on proportional ownership of the shares held by Equitex's shareholders in a spin-off transaction.

The unaudited pro forma condensed statements of operations for the three months ended March 31, 2001 and the year ended December 31, 2000, give effect to the transactions as if they occurred on January 1, 2001 and January 1, 2000, respectively. The unaudited pro forma condensed balance sheet as of March 31, 2001, gives effect to the transactions as if they had occurred on March 31, 2001.

2.   Description of Equitex 2000 pro forma adjustments:

     (A) To reflect the contribution of Equitex operating assets to Equitex 2000, and Equitex 2000's assumption of Equitex liabilities. This entry reflects the contribution of the following:

            - all of Equitex's cash, or such lesser amount as its board of directors may determine in its sole discretion;
            - all securities and investments owned by Equitex in its investee companies;
            - all shares of Meridian Services, Inc. ("Meridian Services", formerly Meridian Residential Group, Inc.), Equitex's wholly-owned mortgage banking subsidiary;
            - any residual rights related to the First Bankers Mortgage Services, Inc. investment;
            - all shares of nMortgage, Inc., Equitex's Internet based mortgage banking subsidiary;
            - all receivables of any nature, including accounts and notes receivable;
            -  all furniture, fixtures and equipment; and
            - any other assets that are related in any manner to the mortgage banking and other business of Equitex.

     The contribution of Equitex operating assets to Equitex 2000, and Equitex 2000's assumption of Equitex liabilities does not include the assumption of Equitex's preferred stock, including the Series G, 6% redeemable convertible preferred stock of $1,770,500.

     (B) Equitex acquired Meridian Services effective September 27, 2000. The transaction was accounted for as a purchase, and the results of operations of Meridian Services are included in Equitex's December 31, 2000 consolidated financial statements from the date of acquisition. These pro forma adjustments are to reflect the consolidation of Meridian Services, which includes Meridian Services' operations prior to the date of acquisition (January 1, 2000 through September 26, 2000), contributed by Equitex as if the transactions occurred on January 1, 2000. The excess of the purchase price over the fair value of the Meridian Services net assets acquired of approximately $2,441,000 was allocated to goodwill, which is to be amortized over a 15-year period. In connection with the Meridian Services acquisition, Equitex acquired certain intellectual property rights from Meridian Capital Group, LLC for $850,000, which was also contributed to Equitex 2000. This asset is being amortized over 3 years.

     (C) To reflect amortization related to goodwill and intellectual property rights recorded in connection with the Meridian Services acquisition and the acquisition of intellectual property rights by Equitex.

     (D) To reflect adjustments to net loss per common shareholder, related to Equitex preferred stock transactions and preferred stock dividends, that would not be incurred by Equitex 2000.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

     None.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

(a) The following is a complete list of financial statements filed as part of this registration statement.

     1.   Financial Statements and Supplementary Data

          (A) The following financial information is incorporated by reference from Equitex's Form 10- K/A for the fiscal year ended December 31, 2000 (Commission File No. 0-12374). The page numbers indicated are to that document.
                                                                            Page
                                                                            ----
               Independent auditors' report - Gelfond Hochstadt
               Pangburn, P.C.                                                F-1

               Report of Independent Certified Public Accountants
               - Davis & Co. CPA's. P.C.                                     F-2

               Consolidated balance sheet - December 31, 2000                F-3

               Consolidated balance sheet - December 31, 1999                F-4

               Consolidated statement of operations - years ended
               December 31, 2000 and 1999                                    F-5

               Statements of operations - year ended December 31,
               1998                                                          F-6

               Statements of changes in stockholders' equity -
               year ended December 31, 1998                            F-7 - F-8

               Statements of changes in stockholders' equity -
               years ended December 31, 2000 and 1999                 F-9 - F-12

               Consolidated statement of cash flows - years ended
               December 31, 2000 and 1999                             F-13 - F14

               Statements of cash flows - year ended December 31,
               1998                                                         F-15

               Notes to consolidated financial statements            F-16 - F-44

               Schedule II - Valuation and Qualifying Accounts
               and Reserves                                                  S-1

          (B) The following financial information is incorporated by reference from Equitex's Form 10- Q for the quarter ended March 31, 2001 (Commission File No. 0-12374). The page numbers indicated are to that document.
                                                                            Page
                                                                            ----
               Independent Accountants' Report on financial
               statements                                                      3

               Condensed consolidated balance sheets - March 31,
               2001 and December 31, 2000                                    4-5

               Condensed consolidated statements of operations-
               Three months ended March 31, 2001 and 2000                      6

               Condensed consolidated statement of changes in
               stockholders' equity - three months ended March
               31, 2001                                                      7-8

               Condensed consolidated statements of cash flows -
               three months ended March 31, 2001, and 2000                  9-10

               Notes to condensed consolidated financial
               statements                                                  11-16

               Management's discussion and analysis of financial
               condition and results of operations                         17-22

                                                                            Page
                                                                            ----
          (C)  Equitex 2000 pro forma financial information                   12

               Unaudited pro forma condensed balance sheet -
               March 31, 2001                                                 13

               Unaudited pro forma condensed statement of
               operations - three months ended March 31, 2001                 14

               Unaudited pro forma condensed statement of
               operations - year ended December 31, 2000                      15

               Notes to unaudited pro forma condensed financial
               statements                                                  16-17

(b) The following is a list of exhibits filed as part of this registration statement.

Exhibit
Number    Description
--------------------------------------------------------------------------------
3(i)      Articles of Incorporation. Filed herewith.

3(ii)     Bylaws. Filed herewith.

10.1      Distribution Agreement. To be filed by amendment.

10.3 Agreement and Plan of Merger by and among Equitex, GR.com, Inc., Howard J. Zuckerman, David Brecher, Meridian Capital Group, LLC, and The Meridian Residential Group, Inc. Incorporated by reference from
          Exhibit 2.1 of the Equitex's Report on Form 8-K dated October 12, 2000 (Commission File No. 0-12374).

21 List of Subsidiaries Incorporated by reference from Exhibit 21 of Equitex's Report on Form 10-K for the fiscal year ended December 31, 2000 (Commission File No. 0-12374).

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 11, 2001                    EQUITEX 2000, INC.


                                       By: /s/ Henry Fong
                                           ---------------------
                                           Henry Fong, President